UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                           of 1934 (Amendment No. 1)

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:

/ /   Preliminary Proxy Statement
/ /   Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                      The Hain Food Group, Inc.
                (Name of Registrant as Specified In Its Charter)

                      -------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule of Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                                EXPLANATORY NOTE


     Hain is filing this Amendment No. 1 to Schedule 14A to report the increase in the previously reported number of shares of Hain common stock outstanding on November 5, 1999, the record date for Hain's annual meeting (shown under the header "Stockholders Entitled To Vote And Shares Outstanding" on page 2 of the notice of annual meeting of stockholders and proxy statement), by 28,374 shares to 18,048,751 shares. The increase reflects the issuance of such 28,374 shares to two holders of Hain's 7% convertible subordinated notes who converted their notes between October 28, 1999, the date of Hain's original filing of its definitive proxy statement, and November 3, 1999.

                            THE HAIN FOOD GROUP, INC.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553








                                                                November 8, 1999








Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Hain Food Group, Inc., scheduled to be held on Tuesday, December 7, 1999 at the conference center, located in the lower lobby, at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553, commencing at 11:00 A.M., Eastern Standard Time. Your board of directors and management look forward to greeting personally those stockholders able to attend.

     Details of business to be conducted at the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report for 1999.

     It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience.

                                 Sincerely,



                                 Irwin D. Simon
                                 President and Chief Executive
                                 Officer

                            THE HAIN FOOD GROUP, INC.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               AND PROXY STATEMENT
                           --------------------------

To the Stockholders of THE HAIN FOOD GROUP, INC.:

     The Annual Meeting of Stockholders of The Hain Food Group, Inc. will be held on Tuesday, December 7, 1999 at 11:00 A.M., Eastern Standard Time, at the conference center, located in the lower lobby, 50 Charles Lindbergh Boulevard, Uniondale, New York 11553, for the following purposes:

1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. To approve amendments to our 1994 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 1,000,000 shares to 3,400,000 shares in the aggregate;

3. To approve amendments to our 1996 Directors Stock Option Plan to increase the number of shares issuable over the term of the plan by 250,000 shares to 750,000 shares in the aggregate;

4. To ratify the appointment of Ernst & Young LLP as independent auditors for fiscal 2000; and

5.   To transact such other business as may properly come before the meeting.

     Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed Proxy and mail it promptly in the enclosed reply envelope addressed to Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                     SOLICITATION AND REVOCATION OF PROXIES

     Proxies are being solicited on behalf of our board of directors, and we will bear the cost of such solicitation. We expect that the solicitation of proxies will be primarily by mail. Proxies may also be solicited by our officers and employees at no additional cost to us, in person or by telephone, telegram or other means of communication. We may reimburse custodians, nominees and fiduciaries holding our common stock for their reasonable expenses in sending proxy material to principals and obtaining their proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by written notice to our secretary or by voting in person at the meeting.

     It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement will first be mailed to stockholders on or about November 8, 1999.

              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING


     Only stockholders of record at the close of business on November 5, 1999 will be entitled to vote at the annual meeting. On that date, there were 18,048,751 shares of our common stock outstanding and entitled to be voted at the annual meeting. Each such share is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 1, 1999 for (1) each of our executive officers, (2) each of our directors, (3) each person who is known by us to beneficially own more than 5.0% of the outstanding shares of our common stock and (4) all of our executive officers and directors as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and does not necessarily bear on the economic incidents of ownership or the right to transfer the shares described below.


                                                 Number of Shares  Percentage of
                                                                   Common Stock

Irwin D. Simon(1)..............................    2,150,378             11.0%
Andrew R. Heyer(2).............................      287,975             1.6%
Benjamin Brecher(3)............................      174,000               *
Ellen Deutsch(3)...............................       36,500               *
Gary M. Jacobs(3)..............................      125,000               *
Andrew Jacobson(3).............................       35,000               *
Beth L. Bronner(4)(5)..........................       74,167               *
Jack Futterman(4)(6)...........................       31,000               *
James S. Gold(4)(7)............................       28,500               *
Kenneth J. Daley(4)(8).........................       15,000               *
Joseph Jimenez(4)(8)(9)........................       15,000               *
A.G. Malcolm Ritchie(4)(8)(9)..................       15,000               *
Earth's Best, Inc. (9).........................    3,507,577             19.5%
H.J. Heinz Company(9)..........................    3,507,577             19.5%
White Rock Capital Management, L.P.(10)........    3,338,100             18.5%
White Rock Capital, Inc. (10)..................    3,338,100             18.5%
Thomas U. Barton(10)...........................    3,393,100             18.8%
Joseph U. Barton(10)...........................    3,363,100             18.7%
Soros Fund Management LLC(11)..................    1,326,000             7.4%
George Soros(11)...............................    1,326,000             7.4%
Stanley F. Druckenmiller(11)...................    1,326,000             7.4%
All executive officers and directors as a
  group (twelve persons)(12)...................    2,987,520             14.9%

---------------------
*      Indicates less than 1%.

(1) Includes 600,000 shares of common stock issuable upon the exercise of options under our 1993 Executive Stock Option Plan and 845,000 shares of common stock issuable upon the exercise of options under our 1994 Long Term Incentive and Stock Award Plan. Mr. Simon is our President, Chief Executive Officer and Director.
(2) Includes 37,500 shares of common stock issuable upon the exercise of options under our 1996 Directors Stock Option Plan and 135,356 shares issuable upon the exercise of warrants held by Argosy-Hain Warrant Holdings, L.P., or AHWH, for which Mr. Heyer may be deemed to be the beneficial owner as a limited partner of AHWH. Mr. Heyer is Chairman of our board of directors.
(3) Includes 165,000 shares for Mr. Brecher, 31,500 shares for Ms. Deutsch, 125,000 shares for Mr. Jacobs and 35,000 shares for Mr. Jacobson of common stock issuable upon exercise of options under the 1994 plan which will be exercisable within 60 days of October 1, 1999. Mr. Brecher, Ms. Deutsch, Mr. Jacobs and Mr. Jacobson are executive officers of Hain.
(4)  Director of Hain.
(5) Includes 37,500 shares of common stock issuable upon the exercise of options under the directors plan.
(6) Includes 30,000 shares of common stock issuable upon the exercise of options under the directors plan.
(7) Includes 22,500 shares of common stock issuable upon the exercise of options under the directors plan.
(8) Consists of 15,000 shares of common stock issuable upon the exercise of options under the directors plan.
(9) As reported on a Schedule 13D dated October 5, 1999, on September 27, 1999, Earth's Best, Inc., a wholly owned subsidiary of H.J. Heinz Company, purchased 2,837,343 shares of common stock in an investment transaction and, in a separate transaction, received 670,234 shares of common stock as a portion of the consideration of our acquisition of Earth's Best's trademarks. Under an investor's agreement, Earth's Best has agree to vote its shares in favor of Proposal No. 2 and Proposal No. 3 and to vote in favor of the nominees for board of directors listed in Proposal No. 1. Mr. Jimenez is President and Chief Executive Officer of Heinz North America, a division of H.J. Heinz Company, and Mr. Ritchie is Executive Vice President and President - Europe and a director of H.J. Heinz Company. Mr. Jimenez and Mr. Ritchie disclaim beneficial ownership of these shares.
(10) According to a Schedule 13D dated May 11, 1998, as amended as of May 12, 1999: (i) White Rock Capital Management, L.P., a Texas limited partnership, White Rock Capital, Inc., a Texas corporation, Thomas U. Barton and Joseph
     U. Barton may be deemed beneficial owners of 2,895,600 shares of common stock acquired by the White Rock entities on behalf of certain institutional clients, 419,500 shares of common stock held for the account of White Rock Capital Partners, L.P. and 23,000 shares of common stock held for the account of White Rock LP; (ii) Joseph U. Barton beneficially owns 25,000 shares of common stock acquired for his personal account; and (iii) Thomas U. Barton beneficially owns 55,000 shares of common stock pursuant to an arrangement providing for the trading of options to acquire such shares. Thomas U. Barton and Joseph U. Barton are shareholders of White Rock Capital, Inc.
(11) According to a Schedule 13G dated March 6, 1998, as amended on February 12, 1999 for the year ended December 31, 1998, Soros Fund Management LLC, or SFM-LLC, a Delaware limited liability company, George Soros and Stanley F. Druckenmiller may be deemed beneficial owners of 1,326,000 shares of common stock acquired by White Rock LP on behalf of certain institutional clients of SFM LLC, on behalf of whom SFM LLC has granted investment discretion over such shares to White Rock L.P. Mr. Soros is the Chairman of SFM LLC and Mr. Druckenmiller is the lead portfolio manager and a member of the management committee of SFM LLC. Accordingly to the Schedule 13G, none of SFM LLC, Mr. Soros and Mr. Druckenmiller currently exercises voting or dispositive power over such shares.
(12) Includes 600,000 shares issuable upon the exercise of options under the 1993 plan, 1,201,500 shares issuable upon the exercise of options under the 1994 plan and 172,500 shares issuable upon the exercise of options under the directors plan. See notes 1 through 9.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The size of our board of directors is currently set at nine members. Eight of our current directors are standing for re-election. We are currently evaluating candidates to fill the one vacancy on our board of directors. If the candidate we select accepts our invitation to join our board of directors, it would occur after the annual meeting, and our stockholders would not have an opportunity to approve this person prior to appointment.

     Each director will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. The persons named as proxies in the accompanying proxy, who have been designated by the board of directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of all of the nominees listed below.

     The following information describes the backgrounds and business experience of the nominees for director:

Irwin D. Simon, President and Chief Executive Officer, Age 41

     Mr. Simon has been President and Chief Executive Officer and a director since our inception and is our founder. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company, a national marketer of meal replacement and weight loss food supplements with annual revenues in excess of $500 million. His duties initially involved sales and marketing for the frozen and dairy divisions of Slim Fast, which included establishing and implementing marketing strategies and establishing a distribution system throughout the United States. In March 1992, Mr. Simon became Vice President of Marketing for Slim Fast. From 1986 through 1990, Mr. Simon was employed by The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Haagen-Dazs is a manufacturer and distributor of premium ice cream and related products. Mr. Simon held a number of sales and marketing positions, including Eastern Regional Director of Haagen-Dazs Shops, the entity managing a majority of the franchisee system and all company-owned retail shops.

Andrew R. Heyer(1), Chairman of the Board, Age 42

     Mr. Heyer has been Chairman of the board of directors since he became a director in November 1993 and a member of the compensation committee since 1994. Mr. Heyer has been a Managing Director of CIBC World Markets Corp. (formerly CIBC Oppenheimer Corp.), an affiliate of the Canadian Imperial Bank of Commerce and the successor to the Argosy Group, L.P. since August 1995. From February 1990 until August 1995, Mr. Heyer was a Managing Director of the Argosy Group, L.P., an investment banking firm that specialized in merger, acquisition, divestiture, financing, refinancing and restructuring transactions. Mr. Heyer also serves as a director of Fairfield Corporation, Hayes Lemmerz International, Inc., Lancer Industries, Inc., Niagara Corporation, Spectrasite Holdings, Inc. and Millennium Digital Media Holdings, L.L.C. (as a member of the management committee).

Beth L. Bronner(1), Age 48

     Ms. Bronner has been a director since November 1993 and a member of the compensation committee since 1995. Ms. Bronner joined Sunbeam Inc. effective November, 1998 as President - Health Division. Prior to that, she was with Citibank, N.A. from September 1996 as Senior Vice President and Director of Marketing for the United States and Europe. From July 1994 to August 1996, Ms. Bronner was Vice President - Emerging Markets of American Telephone & Telegraph Company Consumer Communications Services business. Ms. Bronner was President of the Profes-sional Products Division of Revlon, Inc. from May 1993 until June 1994. From February 1992 to May 1993 she was Executive Vice President of the Beauty Care and Professional Products Division of Revlon, Inc. Ms. Bronner also serves as a director of Fortis, Inc. and Oak Industries.

Jack Futterman(1), Age 66

     Mr. Futterman has been a director since December 1996 and a member of the compensation committee since December 1996. Mr. Futterman was appointed Chairman and Chief Executive Officer of Party City Stores, Inc. in June 1999. Mr. Futterman retired as Chairman and Chief Executive Officer of the Pathmark Supermarket chain in March 1996. He joined Pathmark in 1973 as Vice President of its drugstore and general merchandise divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a registered pharmacist and former Chairman of the National Association of Chain Drugstores. He is a director of Del Labs, Inc. and Party City, Inc., as well as several not-for-profit organizations.

James S. Gold(2), Age 48

     Mr. Gold has been a director since March 1998 and a member of the audit committee since December 1998. Mr. Gold is a Managing Director in the Banking Group of Lazard Freres & Co LLC. Since joining Lazard Freres & Co LLC in 1977, Mr. Gold has been involved in a broad range of investment banking activities, particularly relating to the consumer products and food industries. Mr. Gold is also a director of Smart & Final Inc.

Kenneth J. Daley(2), Age 62

     Mr. Daley has been a director and a member of our audit committee since December 1998 and is a former senior vice president and division executive in The Chase Manhattan Bank's Middle Market Group. Mr. Daley has been with the bank since 1957 (originally Chemical Banking Corporation prior to the merger with Chase) serving in various operating capacities throughout New York State and New England. Mr. Daley recently resigned from his position as division executive at Chase and has resigned from his senior vice president position effective January 1999. Mr. Daley is currently a trustee of Briarcliffe College and a member of the Financial Committee of the Long Island Catholic Charities. Mr. Daley is a former director of the Long Island Association and the Long Island Philharmonic and a former member of the DNA Learning Center at Cold Spring Harbor. Mr. Daley also serves as a director of Comforce Corp. and National Medical Health Card.

Joseph Jimenez, Age 39

     Joseph Jimenez has been a director since September 1999. Mr. Jimenez has served as President and Chief Executive Officer of Heinz North America since November 1998. Prior to that, Mr. Jimenez served as president of Wesson/Peter Pan Food Co. and Orville Redenbacher/Swiss Miss Food Co. from March 1997 to November 1998. From 1995 to March 1997, Mr. Jimenez served as Senior Vice President - Marketing of Orville Redenbacher/Swiss Miss Food Co. Mr. Jimenez served as Vice President Marketing of LaChoy/Rosarita Food Co. from 1994 to 1995. Mr. Jimenez serves on our board of directors as a designee of Earth's Best, Inc.

A.G. Malcolm Ritchie, Age 46

     A.G. Malcolm Ritchie has been a director since September 1999. Mr. Ritchie has served as Executive Vice President and President--Europe of H.J. Heinz Company since May 1, 1998, Vice President European Grocery and Foodservice of H.J. Heinz Company, Ltd. from May 1, 1997 to May 1, 1998 and Managing Director of H.J. Heinz Company Ltd. from August 15, 1994 to May 1, 1997 and has been a director of H.J. Heinz Company since 1998. Mr. Ritchie serves on our board of directors as a designee jointly appointed by us and Earth's Best, Inc.

-----------------------

(1)      Compensation committee member.
(2)      Audit committee member.


Directors' Compensation, Committees and Meeting Attendance

     During the last fiscal year, the board of directors held seven meetings.

     During the last fiscal year, we did not pay any direct compensation to directors, other than reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. Under our 1996 Directors Stock Option Plan, which we refer to in this notice of annual meeting as the directors plan, independent directors receive a grant of 15,000 options to purchase shares of our common stock upon election to the board of directors and 7,500 options to purchase shares of common stock upon re-election at each subsequent annual meeting of stockholders, at exercise prices which are not less than the fair market value of the common stock at the time of grant. In addition, the directors plan allows for discretionary grants of options by the compensation committee, at exercise prices which are not less than the fair market value of our common stock at the time of grant.

     The board of directors has two standing committees: the compensation committee and the audit committee. The compensation committee administers our employee stock option plans, determines the compensation policies for our officers and recommends to the entire board of directors the salaries of our executive officers. During fiscal 1999, the compensation committee held two meetings.

     During fiscal 1999, our audit committee held two meetings. The principal functions of the audit committee are: to receive reports prepared by our finance department; to recommend the selection, retention or termination of independent auditors; to review arrangements and proposals for the overall scope of the annual audit with management and the independent auditors; and to discuss matters of concern to the audit committee with the independent auditors and management relating to the annual financial statements and results of the audit.

     During fiscal 1999, each of the incumbent directors (except for Mr. Daley who was elected to the board of directors at the December 8, 1998 annual meeting of stockholders and subsequently attended only one meeting of our board of directors) attended at least 75% of the aggregate of the meetings of the board of directors, and committees on which they served.

Executive Officers of Hain

     The following information describes the backgrounds and business experience of our current executive officers who are not also directors:

Benjamin Brecher, Senior Vice President __ Operations, Age 48

     Mr. Brecher has been Senior Vice President - Operations since September 1998. Prior to this appointment, Mr. Brecher had been Vice President - Operations of Hain since November 1993. Mr. Brecher was an officer and director of Kineret Kosher Foods from 1974 until its acquisition by Hain in November 1993.

Ellen B. Deutsch, Executive Vice President __ Grocery/Mass Market
Division, Age 38

     Ms. Deutsch has been Executive Vice President - Grocery/Mass-Market Division since November 1998 and Senior Vice President Sales and Marketing from April 1997 to November 1998. Prior to May 1996, Ms. Deutsch was an executive of F&D Advertising Agency of Westbury, New York.

Gary M. Jacobs, Chief Financial Officer, Treasurer and Secretary, Age 42

     Mr. Jacobs was appointed Senior Vice President - Finance, Treasurer, Assistant Secretary and Chief Financial Officer on September 8, 1998. Mr. Jacobs was subsequently appointed Secretary in December 1998. Prior to his appointment, Mr. Jacobs was the Chief Financial Officer of Graham Field Health Products, Inc., a manufacturing and distribution company. Mr. Jacobs is a certified public accountant and served as Senior Manager at Ernst & Young LLP for 13 years.

Andrew Jacobson, President --  Natural Foods Division, Age 38

     Mr. Jacobson was appointed President of the Natural Foods Division of Hain following the consummation of the Westbrae acquisition in October 1997. From November 1992 until October 1977, Mr. Jacobson was President of Westbrae Natural Foods, Inc. and Little Bear Organic Foods, Inc. Prior to November 1992, Mr. Jacobson spent eight years in various divisional and corporate positions with Tree of Life, Inc., a major natural and specialty foods distributor. Mr. Jacobson serves on the board of the National Natural Foods Association.

Executive Compensation


Summary of Cash and Certain Other Compensation

         The following table sets forth the compensation paid by Hain for services rendered during the three fiscal years ended June 30, 1999 to or for the accounts of our Chief Executive Officer and our other four most highly compensated officers.

                           Summary Compensation Table

                                                                               Long-Term
                                            Annual Compensation               Compensation
                               ---------------------------------------------  -------------
                                                                                 Awards
                                                                              -------------
                                                                               Securities
Name and                       Fiscal                           Other Annual   Underlying
Principal Position             Year      Salary       Bonus     Compensation    Options
---------------------------    ------  --------     --------    ------------   -----------
Irwin D. Simon                 1999    $300,000     $105,000    $5,400          700,000
  President, Chief             1998    $225,000     $60,000     $5,400          125,000(1)
  Executive Officer            1997    $200,000     $60,000     $5,400           20,000
  and Director

Benjamin Brecher               1999    $167,700     $70,000     $5,400           50,000
  Senior Vice President-       1998    $140,000     $37,500     $5,400                0
  Operations                   1997    $125,000     $37,500     $5,400          250,000(2)

Ellen B. Deutsch               1999    $158,000     $22,000     $5,400            8,000(3)
  Executive Vice President-    1998    $148,000     $22,000     $5,400                0
  Grocery/Mass Market          1997    $140,000     $10,000     $5,400           25,000
  Division

Gary M. Jacobs (4)             1999    $150,000     $0          $4,500          175,000(5)
  Chief Financial              1998    $  --        $  --       $  --                --
  Officer, Treasurer           1997    $  --        $  --       $  --                --
  and Secretary

Andrew Jacobson (6)            1999    $216,700     $70,000     $46,793(7)       20,000(8)
  President - Natural          1998    $129,329     $0          $4,050           60,000
  Foods Division               1997       --          --           --              --

--------------------------------

(1) Represents options for 125,000 shares conditionally granted to Mr. Simon on June 30,1997 at an exercise price of $4.8125 per share pending an increase to shares eligible for grant under the 1994 Plan that was approved by stockholders at a meeting held December 9, 1997. We will incur a straight-line non-cash compensation charge ($46,000 and $27,000 for fiscal 1999 and 1998, respectively) over the 10-year vesting period based on the excess (approximately $461,000) of the market value of the shares of common stock underlying the options ($8.50 per share) on December 9, 1997 compared to $4.8125 per share on the date of grant.
(2) 20% became exercisable on each of December 31, 1996, 1997 and 1998 and an additional 20% becomes exercisable on December 31 of the next two years, provided Mr. Brecher remains employed by us.
(3) 50% became exercisable on the date of grant and 50% becomes exercisable one year from the date of grant.
(4)  Mr. Jacobs commenced employment on September 8, 1998.
(5)  50,000 shares becomes exerciseable one year from the date of grant.
(6)  Mr. Jacobson commenced employment on October 14, 1997.
(7)  Includes $41,393 in relocation expenses and related fees.
(8) 50% becomes exerciseable one year from the date of grant and 50% becomes exerciseable two years from the date of grant.

Employment Agreements

     We have entered into an employment agreement with Irwin D. Simon, our President and Chief Executive Officer. Mr. Simon's employment agreement amends and extends his previous employment agreement through fiscal 2001 at a minimum annual base compensation of $300,000 for fiscal 1999, $360,000 for fiscal 2000 and $410,000 for fiscal 2001. Mr. Simon's employment agreement also provides for a minimum annual bonus of up to 50% of his annual compensation upon the achievement of sales and profitability objectives as determined by the compensation committee and provides for a $900,000 termination payment if Hain is sold or Mr. Simon's employment is terminated. In accordance with his employment agreement, Mr. Simon received 400,000 options to purchase common stock on December 8, 1998 at the then current market price and 300,000 options to purchase common stock upon the consummation of our acquisition of the stock of Natural Nutrition Group, Inc. on May 18, 1999 at the then current market price. In addition, upon the achievement of sales and profitability objectives, Mr. Simon will be eligible to receive a minimum of 250,000 options to purchase common stock for our fiscal year ending June 30, 2000 at the market price at the date of the grant.

     In addition, each employee is eligible to receive short-term incentive bonus compensation, the amount of which, if any, shall be determined by our board of directors based on the employee's performance and contributions to our success and on our ability to pay incentive compensation.

Stock Option Grants and Exercises

     The tables below set forth information with respect to grants of options to, and exercise of options by, the Chief Executive Officer and our four other most highly compensated executive officers during our fiscal year ended June 30, 1999.

                        Option Grants in Last Fiscal Year

                            Individual Grants
                        ----------------------------------------------------          Potential Realizable
                                      % of Total                                        Value at Assumed
                        Options       Number of                                       Annual Rates of Stock
                        Granted to    Securities    Exercise                           Price Appreciation
                        Employees     Underlying    or Base                              for Option Term
                        in Fiscal     Options       Price         Expiration         ----------------------
Name                    Year          Granted       ($/Sh)(1)     Date                 5%             10%
----                    -----------   -----------   ---------     ----------          ----            ---

Irwin D. Simon            400,000          34.0%       $17.6250   12/2008         $1,947,785     $4,304,096
                          300,000          25.5%       $19.5625   05/2009         $1,621,427     $3,582,931
Benjamin Brecher           50,000           4.3%       $16.0625   04/2009         $   221,889    $   490,316
Ellen B. Deutsch            8,000           0.7%       $16.0625   04/2009         $     35,502   $     78,451
Gary M. Jacobs            150,000          12.8%       $16.0625   04/2009         $   665,666    $1,470,948
                           25,000           2.1%       $13.0000   10/2008         $     89,792   $   198,416
Andrew Jacobson            20,000           1.7%       $16.0625   04/2009         $     88,755   $   196,126

--------------------

(1) Options were granted at exercise prices which were not less than the fair market value of the common stock at the time of grant.

                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values


                                                          Securities Underlying              Value of Unexercised
                         Shares                            Unexercised Options               In-the-Money Options
                         Acquired        Value            Held at June 30, 1999              at June 30, 1999(1)
Name                     on Exercise     Realized    Exercisable     Unexercisable     Exercisable     Unexercisable
----------------------   -----------     --------    -----------     -------------     ------------    -------------

Irwin D. Simon            25,000         $455,250     1,445,000                0       $ 14,036,600    $          0
Benjamin Brecher          50,000         $755,942       165,000          100,000       $  2,207,500    $  1,737,500
Ellen B. Deutsch          17,500         $245,045        31,500            4,000       $    464,563    $     18,250
Gary M. Jacobs                 0         $      0       125,000           50,000       $    646,875    $    228,125
Andrew Jacobson           25,000         $265,925        35,000           20,000       $    424,375    $     91,250

-----------------------

(1) Based on a price of $20.625 per share, the closing bid price for our common stock on The Nasdaq National Market System on June 30, 1999.

1993 Executive Stock Option Plan

     We adopted the 1993 Executive Stock Option Plan, which we refer to in this notice of annual meeting as the 1993 plan, pursuant to which in July 1993 we granted to Irwin D. Simon, our founder and Chief Executive Officer, options to acquire 600,000 shares of our common stock. The exercise price of options designed to qualify as incentive options is $3.58 per share and the exercise price of non-qualified options is $3.25 per share. The options expire ten years after date of grant.

1994 Long Term Incentive and Stock Award Plan

     In December 1994, we adopted the 1994 Long Term Incentive and Stock Award Plan, which we refer to in this notice of annual meeting as the 1994 plan. The 1994 plan, as amended at a stockholders meeting held December 8, 1998, provides for the granting of incentive stock options to employees and directors to purchase up to an aggregate of 2,400,000 shares of our common stock with a maximum individual limit of 500,000 shares in any calendar year. The 1994 plan is administered by the compensation committee of the board of directors. All of the options granted to date under the 1994 Plan have been incentive or non-qualified stock options providing for exercise prices not less than the fair market price at date of grant, and expire 10 years after date of grant. At the discretion of the compensation committee, options are exercisable upon grant or over an extended vesting period. Through June 30, 1998, options for an aggregate of 1,154,000 shares were granted at prices per share ranging from $2.94 to $14.125. During fiscal 1999, 1,176,200 options were granted at prices per share ranging from $12.125 to $21.50, 322,950 options were exercised and 23,750 options were terminated. At June 30, 1999, 1,661,500 options are outstanding of which 1,215,650 were currently exercisable, and 141,150 shares were available for grant. The board of directors has approved, subject to stockholder approval, amendments to the 1994 plan to (a) increase the number of shares issuable over the term of the 1994 plan by 1,000,000 shares to 3,400,000 shares in the aggregate. See "Proposal No. 2 -- Approval of Amendments to the 1994 Long Term Incentive and Stock Award Plan."

1996 Directors Stock Option Plan

     We have adopted the 1996 Directors Stock Option Plan, which we refer to in this notice of annual meeting as the directors plan. The directors plan provides for the granting of stock options to non-employee directors to purchase up to an aggregate of 500,000 shares of our common stock. Through June 30, 1998, options for an aggregate of 210,000 shares were granted at prices per share ranging from $3.375 to $19.6875. During fiscal 1999, options for an aggregate of 95,000 shares were granted at $17.625 per share. At June 30, 1999, 215,000 options are outstanding and 180,000 are available for grant. Our board of directors has approved, subject to stockholder approval, amendments to the directors plan to increase the number of shares issuable over the term of the directors plan by 250,000 shares to 750,000 shares in the aggregate. See "Proposal No. 3 -- Approval of Amendments to the 1996 Directors Stock Option Plan."

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     Compensation Committee. Our compensation committee is responsible for determining the compensation of our executive officers. The compensation committee also administers the 1994 plan and discretionary grants under our directors plan.

     The compensation committee is currently comprised of Mr. Heyer, Mr. Futterman and Ms. Bronner. Decisions and recommendations by the compensation committee are made on the basis of an assessment of corporate performance and a review of supporting data, including historical compensation data of other companies within the industry. Although actions with respect to various programs are taken at different times, consideration of each is made in the context of our overall compensation package.

     As of the time of issuing this report the compensation committee has not completed its evaluation of its compensation policies with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The compensation committee believes that compensation to be paid in fiscal 2000 will not exceed $1.0 million dollars in non-excluded compensation to any of the named executives.

     Compensation Philosophy. Our executive compensation program is designed to provide competitive levels of remuneration and assist us in attracting and retaining qualified executives. The compensation committee is committed to the objectives of linking executive compensation to corporate performance and providing incentives which align the interests of our executives with the interests of our stockholders. This philosophy underlies executive compensation policies designed to integrate rewards with the attainment of annual and long-term performance goals, reward significant corporate performance and recognize individual initiatives and achievements. It is performance which most significantly influences an individual executive's compensation level. As a result, actual compensation levels in any particular year may be above or below those of our competitors, depending upon our performance. The executive compensation program is comprised of salary, annual cash incentives and long-term, stock-based incentives. The following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the compensation committee with regard to fiscal 1999 compensation:

          Base Salary. We establish salary ranges for each of our executive positions based on appropriate external comparisons, internal responsibilities and relationships to other corporate positions. Existing base salaries and annual escalations for the named executives were established based on the foregoing factors and in negotiation with each of the executives in connection with their employment by us.

          Annual Incentive. We may pay annual cash bonuses in any year to reward significant corporate accomplishments and individual initiatives which contributed to the attainment of targeted goals relating to product sales, product margins, return on capital employed, earnings per share and stockholder return. If the compensation committee determines that corporate results are such that a bonus program is warranted, then each executive's accomplishments are assessed as to their impact on corporate results. Contributions must be above and beyond normal expectations. The Chief Executive Officer meets with the compensation committee to review corporate results, the individual executive's contri-butions and his recommendations as to annual incentive payments. The compensation committee evaluates the Chief Executive Officer's contributions.

          Long-Term Incentives. The 1994 plan and the 1993 plan were approved by stockholders for the purpose of promoting the interests and our stockholders by: (1) attracting and retaining executives and other key employees of outstanding ability; (2) strengthening our capability to develop, maintain and direct a competent management team; (3) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (4) providing incentive compensation opportunities which are competitive with those of other comparably situated corporations; and (5) enabling such employees to participate in our long-term growth and financial success.

     Chief Executive Officer Compensation. We have entered into an employment agreement with Irwin D. Simon, our President and Chief Executive Officer. Mr. Simon's employment agreement amends and extends his previous employment agreement through fiscal 2001 at a minimum annual base compensation of $300,000 for fiscal 1999, $360,000 for fiscal 2000 and $410,000 for fiscal 2001. Mr. Simon's employment agreement also provides for a minimum annual bonus of up to 50% of his annual compensation upon the achievement of sales and profitability objectives as determined by the compensation committee and provides for a $900,000 termination payment if Hain is sold or Mr. Simon's employment is terminated. In accordance with his employment agreement, Mr. Simon received 400,000 options to purchase common stock on December 8, 1998 at the then current market price and 300,000 options to purchase common stock upon the consummation of our acquisition of the stock of Natural Nutrition Group, Inc. on May 18, 1999 at the then current market price. In addition, upon the achievement of sales and profitability objectives, Mr. Simon will be eligible to receive a minimum of 250,000 options to purchase common stock for our fiscal year ending June 30, 2000 at the market price at the date of the grant.


Compensation Committee:     Andrew R. Heyer, Chairman
                            Beth L. Bronner
                            Jack Futterman

PERFORMANCE GRAPH

     The following graph compares the performance of our common stock to the S&P 500 Index and to the Standard & Poor's food group index for the period from June 30, 1994 through June 30, 1999.

                 The Hain Food                                         S&P
Date              Group, Inc.               S&P 500                Food Group
----            ---------------             -------                ----------

6/30/94               100.0                   100.0                   100.0
6/30/95                88.6                   122.6                   125.2
6/30/96                64.4                   151.0                   142.3
6/30/97                97.5                   199.2                   194.4
6/30/98              524.1                   255.2                    243.4
6/30/99               417.7                   309.0                   214.4









                                 PROPOSAL NO. 2
                          APPROVAL OF AMENDMENTS TO THE
                  1994 LONG TERM INCENTIVE AND STOCK AWARD PLAN

     The board of directors has adopted, subject to stockholder approval, amendments to the 1994 plan to increase the number of shares of common stock issuable under the 1994 plan by 1,000,000 shares to 3,400,000 shares.

     The essential features of the 1994 plan are summarized below. This summary does not purport to be a complete description of the 1994 plan. Copies of the actual plan document may be obtained by contacting our secretary.

Description of the 1994 Plan

     The 1994 plan is intended to advance our interests and the interest of our stockholders by providing a means to attract, retain and motivate selected employees to Hain and our subsidiaries and affiliates. The 1994 plan is administered by the compensation committee. The compensation com-mittee has the full and final authority to select employees to whom awards under the 1994 plan may be granted, to determine the type or types of awards to be granted to employees and to make all determinations as may be required for the administration of the 1994 plan. The compensation committee also would have authority to waive conditions relating to an award or accelerate vesting of awards. The shares of common stock distributed under the 1994 plan consist of authorized but unissued shares or treasury shares including shares reacquired by us. Shares of common stock subject to awards which are forfeited, canceled, exchanged or surrendered (other than awards canceled upon exercise of a tandem award) or which are settled in cash or otherwise terminated without a distribution of shares of common stock, are available for further awards except where dividends or dividend equivalents have been paid and accrued on such award and are not also forfeited, canceled, exchanged or surrendered. No awards will be granted under the 1994 Plan after October 3, 2004.

     At a meeting of our stockholders held on December 8, 1998, the stockholders approved amendments to the 1994 plan (a) increasing the number of shares issuable over the term of the 1994 plan by 1,200,000 shares from 1,200,000 shares to 2,400,000 shares in the aggregate and (b) increasing the upper limit to 500,000 shares on the number of shares for which options or SARs may be granted to any participant under the 1994 plan during any calendar year.

Types of Awards Authorized under the 1994 Plan

     Options. Under the 1994 plan, the compensation committee has authority to grant incentive stock options, or ISOs and nonqualified stock options. In the case of ISOs, the terms of such grants would be subject to, and comply with,
Section 422 of the Internal Revenue Code, which we refer to in this notice of annual meeting as the Code. The exercise price per share of options would be determined by the compensation committee, and the compensation committee may without limitations, set an exercise price that is based upon achievement of performance criteria. Options may be exercised at such time or times as may be determined by the compensation committee, and by payment or arrangement for payment in such manner as determined by the compensation committee (including, without limitation, broker-assisted exercise arrangements) and by such form of payment as the compensation committee may authorize (including, without limitations, cash, shares of common stock, notes or other property). The ability to pay the exercise price in shares of common stock would, if permitted by the compensation committee, enable the optionee to engage in a series of successive stock-for-stock exercises and thereby fully exercise any options with little or no cash investment.

     SARs. Under the 1994 plan, the compensation committee has the power to grant SARs entitling the holder to receive the excess of the fair market value (calculated as of the exercise date or, if the compensation committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares of common stock over the grant price of the SAR, with payment to be made in cash, shares of common stock or other property as specified by the compensation committee. Any SAR would be exercisable at such times as the compensation committee shall determine. A SAR is permitted to be granted in tandem with another award, in addition to another award or freestanding and unrelated to another award. Currently, no SARs have been granted under the 1994 plan.

     Restricted Shares of common stock and Restricted Share Units. Under the 1994 plan, the compensation committee is authorized to grant restricted shares and restricted share units, subject to such forfeiture conditions and other restrictions on transfer as the compensation committee may determine. Upon vesting, restricted share units would be paid in shares of common stock or cash, as determined by the compensation committee. Unless otherwise provided by the compensation com-mittee, restricted shares and restricted share units would provide the recipient with the right to receive dividends or dividend equivalents. Such dividends or dividend equivalents would be subject to forfeiture as determined by the compensation committee. Currently no restricted shares have been granted under the 1994 plan.

     Performance Shares of common stock and Performance Units. The compensation committee is authorized to grant performance shares of common stock and performance units payable to, or exercisable by, such holder upon the achievement of certain performance objectives during such performance periods (of one or more years) as the compensation committee may determine. If during the course of a performance period significant events, as determined by the compensation committee, occur which the compensation committee expects to have a substantial effect on a performance objective during the period, the compensation committee is permitted to revise the performance objective. Performance shares or performance units are permitted to be paid in shares of common stock or cash and in a lump sum or installments following the close of the relevant performance period. Currently, no performance shares have been granted under the 1994 plan.

     Dividend Equivalents. Dividend equivalents consist of a right to receive cash, shares of common stock or other property equivalent to dividends with respect to a specified number of shares of common stock determined by the compensation committee. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. In the discretion of the compensation committee, such amounts would be deemed to have been reinvested in additional shares of common stock, or other investment vehicles as the compensation committee shall specify. Dividend equivalents (other than freestanding dividend equivalents) are subject to all conditions and restrictions of the underlying awards to which they relate. Currently, no dividend equivalents have been awarded under the 1994 plan.

     Other Stock Based Awards. The compensation committee also has the authority to grant share-based awards which consist of rights or awards other than stock options, stock appreciation rights, restricted shares of common stock or restricted share units, performance shares of common stock or performance units or dividend equivalents. Such awards, if granted, would have such terms and conditions as the compensation committee would determine.

     Restrictions on Transfer. Awards are not transferable except by will or the laws of descent and distribution and are exercisable, during the lifetime of the individual, only by such individual or by such individual's guardian or legal representative.

     Amendments, Suspension or Discontinuance of the 1994 Plan. Our board of directors is permitted to amend, suspend or discontinue or terminate the 1994 plan, provided, however, that approval of our stockholders within one year after such board action must be obtained if such approval is required by any Delaware or U.S. federal law or regulation (including Rule 16b-3, if applicable) or the rules of any stock exchange or automated quotation system on which the shares of common stock may then be listed or quoted.

U.S. Federal Income Tax Consequences of the 1994 Plan

     The following is a summary of the principal federal income tax consequences associated with the granting of awards under the 1994 plan. This summary is based on the provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. It does not describe all federal income tax consequences under the 1994 plan, nor does it describe foreign, state or local tax consequences.

     Stock Options. In general, the grant of a stock option will not be a taxable event to the recipient. The tax consequences associated with the exercise of a stock option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the option is an ISO or a nonqualified stock option.

     Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock.

     Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to Hain, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an ISO granted under the 1994 plan is exercised after these periods, the exercise will be treated for U.S. federal income tax purposes as the exercise of a nonqualified stock option. In addition, the exercise of an ISO granted under the 1994 plan will be treated for U.S. Federal Income Tax purposes as the exercise of a non-qualified option to the extent it (together with any other ISOs granted after 1986 under other plans of the Hain and its subsidiaries) first becomes exercisable in any calendar year for shares of common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

     If shares of common stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of common stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods, which we refer to as a disqualifying disposition, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of common stock have been held. When shares of common stock are sold or exchanged in a disqualifying disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the disqualifying disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of common stock have been held.

     Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability.

     Payment of Stock Option Price in Shares. If a stock option is exercised through the use of company stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. (The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.) However, if the previously owned shares were acquired on the exercise of an ISO and the holding period requirement for those shares was not satisfied at the time they were used to exercise an ISO, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income (but, under proposed Treasury Regulations, not any additional capital gain) in the amount described above.

     Restricted Stock. A participant who receives restricted shares of common stock will generally recognize ordinary income at the time that they "vest", i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable. The amount of ordinary income so recognized will be the fair market value of the shares of common stock at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse, less the amount, if any, paid for the stock. Dividends paid with respect to shares of common stock while such shares are nontransferable will be taxable as ordinary compensation income to the participant and generally will be deductible by Hain. Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. The holding period for this purpose will begin on the date following the date restrictions lapse.

     In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and we will generally be entitled to a corresponding deduction. Dividends paid with respect to shares of common stock as to which a proper Section 83(b) election has been made will be taxable as ordinary dividend income to the participant. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

     Stock Appreciation Rights and Other Awards. With respect to stock appreciation rights and other awards under the 1994 plan not described above, generally, when a participant receives payment with respect to an award granted to him or her under the 1994 plan, the amount of cash or other property and the fair market value of shares of common stock received will be ordinary income to such participant.

     Limitation on Deductibility. Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the 1994 plan) by a public company to a "covered employee" (the chief executive officer and our four other most highly compensated executive officers) to no more than $1.0 million. We may, but are not required to, structure certain non-qualified stock options and certain other awards made under the 1994 plan to comply with an exception to nondeductiblity under Section 162(m) of the Code.

     Payment of Withholding Taxes. We may withhold, or require a participant to remit to Hain, an amount sufficient to satisfy and federal, state or local withholding tax requirements associated with awards under the 1994 plan.

Recommendation

     At the annual meeting, our stockholders will be asked to approve amendments to our 1994 plan to increase the number of shares issuable over the term of the 1994 plan by 1,000,000 shares to 3,400,000 shares in the aggregate. The board of directors believes that approval of the amendments to the 1994 plan is in our best interests and in the best interests of our stockholders and unanimously recommends a vote FOR approval. Approval of the amendments requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote.


                                 PROPOSAL NO. 3
                          APPROVAL OF AMENDMENTS TO THE
                        1996 DIRECTORS STOCK OPTION PLAN

     The board of directors has adopted, subject to stockholder approval, amendments to the directors plan to increase the number of shares issuable over the term of the directors plan by 250,000 shares to 750,000 shares in the aggregate.

     Our board of directors believe that these changes are important to encourage stock ownership by members of the board of directors, to give the board of directors flexibility in administering the directors plan, to promote our financial success and progress and to induce such persons to continue to serve as members of the board of directors in the future.

     The essential features of the directors plan are summarized below. This summary does not purport to be a complete description of the directors plan. Copies of the actual plan document may be obtained by contacting our secretary.

Description of the Directors Plan

     There are currently reserved for issuance under the directors plan an aggregate of up to 500,000 shares of common stock. The shares of common stock issuable over the term of the directors plan may be available from authorized and unissued common stock and treasury stock (including shares acquired in the open market or other transactions). If Proposal No. 3 is adopted, the number of shares reserved for issuance under the directors plan will be increased by 250,000 shares to 750,000 shares in the aggregate.

     Each option granted under the directors plan will be immediately exercisable and shall expire ten (10) years from its date of grant. The exercise price of each option shall be the fair market value (as determined under the directors plan) of the shares of common stock underlying such option on its grant date.

     The directors plan will continue in effect until all options granted thereunder have expired or terminated or upon earlier termination as provided for in the directors plan. No options will be granted after five (5) years from the date of adoption of the directors plan by the board of directors.

Eligibility for Participation

     Directors who are not full time or part-time employees will be eligible for participation under the directors plan. At the date of this proxy statement, seven members of our board of directors who are standing for re-election are eligible directors and the director nominee will become an eligible director upon his election to the board of directors.

Administration

     The directors plan as proposed will continue to operate automatically but, in addition, will be amended to provide for discretionary grants of options. Automatic option grants do not require administration. Discretionary grants, however, will be administered by the board of directors.

     Automatic Grants. Under the directors plan, eligible directors receive a grant of 15,000 options to purchase shares of common stock upon election to the board of directors and 7,500 options to purchase shares of common stock at each subsequent annual meeting of stockholders, at exercise prices which are not less than the fair market value of the common stock at the time of grant. Since it is intended that the directors plan provide for grants of options to our non-employee directors, and to the extent administration of the Plan is necessary, this function will be administered by a committee of the board of directors composed of persons who are not eligible to participate in the Plan and limited to matters of administrative oversight. The compensation committee will have no discretion with respect to the selection of eligible director optionees, the determination of the exercise price of options, the timing of such grants and the number of shares of common stock covered by the options as it relates to automatic option grants.

     Discretionary Grants. The board of directors will, however, have discretion with respect to the selection of eligible director optionees, the determination of the exercise price of options, the timing of such grants and the number of shares of common stock covered by the options as it relates to discretionary option grants; provided, the exercise price will not be less than the fair market value of the common stock at the time of grant. Decisions and determinations of the board of directors shall be final and binding on all persons having an interest in the directors plan.

Amendment and Termination

     The board of directors may, from time to time, amend the directors plan; provided, however, that, except to the extent provided therein, no such amendment may (1) without approval by our stockholders, increase the number of shares of common stock reserved for options or change the class of persons eligible to receive options, or involve any other change or modification requiring stockholder approval under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (2) permit the granting of options that expire beyond the maximum ten (10) year period described therein, or (3) extend the termination date of the directors plan as set forth therein; provided, further, that, except to the extent specifically provided otherwise therein, no amendment or suspension of the directors plan issued thereunder shall substantially impair any option previously granted to any optionee without the consent of such optionee, except such amendment made to cause the directors plan to qualify for the exemption provided by Rule 16b-3.

     The board of directors, without further approval of our stockholders, may at any time terminate or suspend the directors plan. Any such termination or suspension of the directors plan shall not affect options already granted and such options shall remain in full force and effect as if the directors plan had not been terminated or suspended. No options may be granted while the directors plan is suspended or after it is terminated. The rights and obligations under any option granted to any optionee while the directors plan is in effect shall not be altered or impaired by the suspension or termination of the directors plan without the consent of such optionee.

Adjustments

     In the event of any recapitalization, reclassification, split-up or consolidation of shares of common stock, separation (including a spin-off), dividend on shares of common stock payable in capital stock, or other similar change in our capitalization or we merge or consolidate or sell all or a portion of our assets or other similar event, the board of directors shall make such appropriate adjustments in the exercise prices of options, including options then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to options under the directors plan, including options then outstanding, and in the number of shares of common stock with respect to which options may be granted (in the aggregate and to individual participants) as the board of directors deems equitable with a view toward maintaining the proportionate interest of the directors and preserving the value of the options.

     No fractional shares of common stock shall be issued. In lieu thereof, the cash value of such fraction shall be paid.

     Without limiting the generality of the foregoing, the existence of outstanding options granted under the directors plan shall not affect in any manner our right or power to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in our capital structure or its business; (2) any merger or consolidation; (3) any issue of debt securities, or preferred or preference stock that would rank above the shares of common stock subject to outstanding options; (4) our dissolution or liquidation; (5) the sale, transfer or assignment of all or any part of our assets or business; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

Federal Income Tax Consequences of the Directors Plan

     The following discussion summarizes the principal federal income tax consequences of the directors plan. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof.

     Upon exercise of an option granted under the directors plan, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received over the exercise price of such shares. That amount increases the optionee's basis in the common stock acquired pursuant to the exercise of the option. Upon a subsequent sale of the shares of common stock, the optionee will incur short-term or long-term capital gain or loss depending upon his holding period for the shares of common stock and upon the shares of common stock's subsequent appreciation or depreciation in value. We will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the optionee's exercise of the option.

Recommendation

     At the annual meeting, our stockholders will be asked to approve amendments to the directors plan to increase the number of shares issuable over the term of the directors plan by 250,000 shares to 750,000 shares in the aggregate.

     The board of directors believes that approval of the amendments to the directors plan is in our best interests and in the best interests of our stockholders and unanimously recommends a vote FOR approval. Approval of the amendments requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote.


                                 PROPOSAL NO. 4
              RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     It is the practice of the board of directors to designate the accounting firm that will serve as our independent auditors. The audit committee has recommended that Ernst & Young LLP be selected to audit our financial statements for the fiscal year ending June 30, 2000 and the board of directors has approved the selection of Ernst & Young LLP. Ernst & Young LLP audited our financial statements for the fiscal years ended June 30, 1994 through June 30, 1999. Unless a contrary vote is indicated, the proxies solicited hereby will be voted FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 2000.

     The audit committee reviews and approves the audit and non-audit services to be provided by our independent auditors during the year, considers the effect that performing those services might have on audit independence, and approves management's engagement of our independent auditors to perform those services.

     Ernst & Young LLP expects to have a representative at our 1999 annual meeting of stockholders who will have the opportunity to make a statement and will be available to respond to appropriate questions.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for one late filing on behalf of each of Mr. Brecher and Ms. Deutsch.

                              CERTAIN RELATIONSHIPS

     Mr. Jimenez is President and Chief Executive Officer of Heinz North America, a division of H.J. Heinz Company, and Mr. Ritchie is Executive Vice President and President - Europe and a director of H.J. Heinz Company. On September 27, 1999, we and Heinz announced an agreement to form a strategic alliance for the global production and marketing of natural and organic foods and soy-based beverages. In connection with the alliance, we issued 2,837,343 investment shares of our common stock to Earth's Best, Inc., a wholly owned subsidiary of Heinz, for an aggregate purchase price of $82,383,843. In addition, in a separate transaction, we announced on September 27, 1999 that we had purchased the Earth's Best trademarks. In consideration for the trademarks, we paid $4,620,000 in cash and issued 670,234 shares of our common stock to Earth's Best, valued at $17,380,000. In connection with the issuance of these shares, Hain and Earth's Best entered into an investor's agreement that provides for the appointment to our board of directors of one member nominated by Earth's Best, initially Mr. Jimenez, and one member jointly nominated by Earth's Best and Hain, initially Mr. Ritchie.

     Following the issuance of the investment shares and the acquisition shares, Earth's Best holds approximately 19.5% of our outstanding common stock. Under the investor's agreement described above, Earth's Best has agreed to vote its shares in favor of Proposal No. 2 and Proposal No. 3 and to vote in favor of the nominees for board of directors listed in Proposal No. 1.

     In fiscal 1999, we purchased approximately $6.4 million in merchandise from H.J. Heinz Company in connection with our Earth's Best, Alba and Weight Watchers lines of business and paid to H.J. Heinz Company approximately $1.15 million in royalties and profit sharing fees relating to these lines of business.

                                  OTHER MATTERS

     Management does not know of any other matters that will come before the meeting, but should any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the meeting, the persons named on the enclosed proxy will vote thereon according to their best judgment in our interests. All shares represented by valid proxies, unless otherwise specified, will be voted in the election of directors for the nominees named above; provided, however, that in the event any of such nominees should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote FOR the election of the other persons in their place.

                              STOCKHOLDER PROPOSALS

     We will not consider including a stockholder's proposal for action at our 2000 Annual Meeting of Stockholders in the proxy material to be mailed to our stockholders in connection with such meeting unless such proposal is received at our principal office no later than July 31, 2000.


By order of the board of directors,


Gary M. Jacobs
Corporate Secretary


Dated:  November 8, 1999


Your vote is important. Stockholders who do not expect to be present at the Annual Meeting and who wish to have their stock voted are requested to sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

                                                                      APPENDIX A



                                 [Form of Proxy]

                            THE HAIN FOOD GROUP, INC.


     This Proxy is solicited on Behalf of the Board of Directors of The Hain Food Group, Inc. (the "Company"). The undersigned hereby appoints Andrew R. Heyer, Irwin D. Simon and Gary M. Jacobs, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on December 7, 1999, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted "FOR" items 1 through 4 below, each of said items being more fully described in the Notice of such meeting and the accompanying Proxy Statement, receipt of which are hereby acknowledged.

     The Board of Directors Recommends You Vote "FOR" Each of the Items Below

1.   Election of Directors

     FOR all nominees listed below [  ]                WITHHOLD AUTHORITY [  ]
     (except as marked to the contrary                 to vote for all nominees
     below)                                            listed below

     (Instructions: to withhold authority to vote for individual nominees, strike a line through the nominees name listed below.)
            Andrew R. Heyer, Irwin D. Simon, Beth L. Bronner,
            James S. Gold, Jack Futterman, Kenneth J. Daley,
            Joseph Jimenez, A.G. Malcolm Ritchie

2. To approve amendments to the Company's 1994 Long Term Incentive and Stock Award Plan to increase the number of shares issuable over the term of the plan by 1,000,000 shares to 3,400,000 shares in the aggregate.

         For [  ]                     Against [  ]               Abstain [  ]


3. To approve amendments to the Company's 1996 Directors Stock Option Plan to increase the number of shares issuable over the term of the Plan by 250,000 shares to 750,000 shares in the aggregate.

         For [  ]                     Against [  ]               Abstain [  ]


4. To ratify the appointment of Ernst & Young LLP, to act as independent auditors of the Company for the fiscal year ending June 30, 2000.

         For [  ]                     Against [  ]               Abstain [  ]

                      Please Complete All Information Below


                              Signature:
                                          --------------------------------------
                              Signature:
                                          --------------------------------------
                              Dated:                                        1999
                                      ------------------------------------------
                                      Please sign exactly as names appear here-on, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.